Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-287099) and Form S-8 (Nos. 333-249887 and 333-231869) of Corteva, Inc. of our report dated October 1, 2026, relating to the combined financial statements of New Corteva, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 1, 2026